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                                                                    Exhibit 23.2



                       Note Regarding Arthur Andersen LLP


The Company was unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report that it issued in connection with its audit of the Company's consolidated financial statements for the year ended December 31, 2001 because Arthur Andersen LLP has ceased operations.